As filed with the Securities and Exchange Commission on March 12, 2007
Registration No. 333-124061

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CSC Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4841	11-2776686
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
1111 Stewart Avenue
Bethpage, New York 11714
(516) 803-2300
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
Victoria D. Salhus, Esq.
Senior Vice President, Deputy General Counsel and Secretary
1111 Stewart Avenue
Bethpage, New York 11714
(516) 803-2300
Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
John P. Mead, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

      Approximate date of commencement of proposed offer to the public: As soon as practicable after the effective date of this registration statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Dated March      , 2007
CSC Holdings, Inc.
Offer to Exchange
$500,000,000
6 3/4% Series B Senior Notes Due 2012
which have been registered under the
Securities Act of 1933
For
all outstanding unregistered
6 3/4% Senior Notes due 2012
        Pursuant to a prospectus dated July 18, 2006, we previously offered and are now hereby continuing to offer to exchange $500,000,000 aggregate principal amount of the outstanding, unregistered CSC Holdings 6 3/4% Senior Notes due 2012 that you now hold for new, substantially identical 6 3/4% Series B Senior Notes due 2012 that will be free of the transfer restrictions of the old notes. This offer will expire at 5:00 P.M., New York City Time, on                                , 2007, unless we extend the deadline. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits the new notes offer.
      We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. This offer applies to any and all old notes tendered by the deadline.
      We will not list the new notes on any exchange. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.
      See “Risk Factors” in our Form 10-K and beginning on page 7 hereof for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.
      Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                                , 2007

      This document incorporates important business and financial information about CSC Holdings from documents that are not included in or delivered with this document. You should rely only on the information contained in and incorporated by reference in this registration statement. We have not authorized anyone to provide you with information different from that included or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of CSC Holdings’ 6 3/4% Senior Notes due 2012 for substantially identical 6 3/4% Series B Senior Notes due 2012. You can obtain documents incorporated by reference in this document, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:
CSC Holdings, Inc.
1111 Stewart Avenue
Bethpage, New York 11714
Attention: Investor Relations
(516) 803-2300
      You will not be charged for any of the documents that you request. If you would like to request documents, please do so by                                , 2007 in order to receive them before the exchange offer expires on                                , 2007.
      We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws.

FORWARD-LOOKING STATEMENTS
      This registration statement contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including restructuring charges, availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or

i

developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	competition from existing competitors (such as direct broadcast satellite (“DBS”) providers) and new competitors (such as telephone companies and high-speed wireless providers) entering our franchise areas;

•	demand for and growth of our digital video, high-speed data and voice services, which are impacted by competition from other services, and the other factors set forth below;

•	the cost of programming and industry conditions;

•	the regulatory environment in which we operate;

•	developments in the government investigations and litigation related to our past practices in connection with grants of stock options and stock appreciation rights;

•	developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•	the outcome of litigation and other proceedings, including the matters described under “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2006, which we refer to herein as our Form 10-K, and under “Legal Matters” in the notes to our consolidated financial statements in our Form 10-K;

•	general economic conditions in the areas in which we operate;

•	demand for advertising inventory;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•	the demand for our programming among other cable television and DBS operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television and DBS operators and telephone companies;

•	market demand for new services;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses, including those identified in our Form 10-K and our other filings incorporated by reference herein;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and

•	the factors described in our filings with the SEC, including under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and the factors discussed in this registration statement, including under the section “Risk Factors”.
      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this registration statement might not occur. See “Risk Factors” herein, and in our Form 10-K, which is incorporated by reference herein, and our other filings incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

ii

SUMMARY
      This brief summary highlights selected information contained in this document and documents we have incorporated in this document by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire document, the documents incorporated in this document by reference and the other documents to which this document refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this document by reference.
CSC Holdings, Inc.
      As of December 31, 2006, we served approximately 3.1 million basic video subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers. As of that date, we also served approximately 2.0 million high speed data customers in our market area, substantially all of whom were also cable television subscribers, and we provided our Optimum Voice, Voice over Internet Protocol technology, services to approximately 1.2 million customers. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Lightpath, we provide telephone services and high speed Internet access to the business market in and around the New York metropolitan area. Through our wholly-owned subsidiary, Rainbow Media Holdings LLC, or Rainbow Media Holdings, we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies.
      We are a wholly-owned subsidiary of Cablevision Systems Corporation, which we refer to as Cablevision. For financing purposes, we are structured as a Restricted Group, which includes our video and high-speed data service operations and our residential voice services operations, as well as our commercial telephone and high speed data service throughout the New York metropolitan area, and an Unrestricted Group, which includes, among other subsidiaries and investments, our Rainbow Media Holdings subsidiary.
      Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our main telephone number is (516) 803-2300.
      For a further discussion of our businesses, we urge you to read our Form 10-K, which is incorporated by reference herein, and our other filings incorporated by reference herein. See “Incorporation of Certain Documents By Reference” below.
The Exchange Offer

The Exchange Offer	Pursuant to a prospectus dated July 18, 2006, we previously offered and are now hereby continuing to offer to exchange $1,000 principal amount of our 6 3/4% Series B Senior Notes due 2012 registered under the Securities Act of 1933, which we refer to as “new notes”, for each $1,000 principal amount of our outstanding 6 3/4% Senior Notes due 2012 issued on April 6, 2004 in a private offering, which we refer to as “old notes”. In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all notes validly offered for exchange, or “tendered”, and not validly withdrawn. As of the date of this document, there is $500 million aggregate principal amount of old notes outstanding.

Expiration and Exchange Dates	Our offer expires at 5:00 p.m., New York City time, on , 2007, unless we extend the deadline. We will complete the exchange and issue the new notes in exchange for the old notes or the old notes will be returned promptly upon expiration or termination of the exchange offer, as applicable.

Accrued Interest on the New Notes and the Old Notes	The new notes will bear interest from the last maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange:

• you will waive your right to receive any interest on your old notes accrued from the last maturity date of any interest installment on which interest was paid to the date the new notes are issued.

• you will receive the same interest payment on April 15, 2007, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

Registration Rights	You have the right to exchange old notes that you now hold for new notes. We intend to satisfy this right by this exchange offer. The new notes will have substantially identical terms to the old notes, except the new notes will be registered under the Securities Act of 1933 (the “Securities Act”) and will not have any registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Conditions	The exchange offer is subject to customary conditions, which include, among other things, the absence of any law or rule which would impair our ability to proceed. The offer applies to any and all old notes validly tendered by the deadline. We will not, however, be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this document if, in our judgment, any of the conditions listed under “How to Tender Your Old Notes — Conditions” has occurred or exists and has not been satisfied or waived prior to the expiration of the exchange offer.

Resale Without Further Registration	We believe that you may offer for resale, resell and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if the following is true:

• you acquire the new notes issued in the exchange offer in the ordinary course of your business,

• you are not an “affiliate”, as defined under Rule 405 of the Securities Act, of CSC Holdings,

• you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

By signing the letter of transmittal and exchanging your notes as described below, you will be making representations to this effect.

If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Liability Under the Securities Act	You also may incur liability under the Securities Act if:

(1) any of the representations listed above are not true and

(2) you transfer any new note issued to you in the exchange offer without:

• delivering a prospectus meeting the requirements of the Securities Act

or

• an exemption from the requirements of the Securities Act to register your new notes.

We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers	If you are a broker-dealer that has received new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge in a letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for 90 days after the last exchange date for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Procedures For Tendering Old Notes	If you hold old notes that you have not already validly tendered pursuant to the instructions set out in the prospectus dated July 18, 2006, and you now want to accept the exchange offer, you must either:

• complete, sign and date the accompanying letter of transmittal, and deliver it, together with your old notes and any other required documents, to the exchange agent

or

• if you hold old notes registered in the name of a broker-dealer, arrange for The Depository Trust Company to give the exchange agent the required information for a book-entry transfer.

You must mail or otherwise deliver this documentation or information to The Bank of New York, as exchange agent, or The Depository Trust Company at the address under “How to Tender Your Old Notes — Exchange Agent” below.

Special Procedures For Beneficial Owners	If you hold old notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to exchange your old notes in the exchange offer, you should promptly contact the registered holder of the old notes and instruct it to tender on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

Guaranteed Delivery Procedures	If you have not already validly tendered your old notes in accordance with the procedures set out in the prospectus dated July 18, 2006 and you now wish to exchange your old notes but:

• you cannot send the required documents to the exchange agent by the expiration date of the exchange offer or

• you cannot complete the procedure for book-entry transfer on time or

• your old notes are not immediately available

then you must follow the procedures described under “How to Tender Your Old Notes — Guaranteed Delivery Procedures” below.

Withdrawal Rights	You may withdraw your tender at any time before 5:00 p.m., New York City time, on , 2007, unless we have already accepted your offer to exchange your old notes.

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Federal Income Tax Consequences	The exchange will not be a taxable event for U.S. federal income tax purposes. This means you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Material U.S. Federal Income Tax Considerations” for more information.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The Bank of New York is also the trustee under the indenture governing the notes.

Absence of Appraisal Rights	As a holder of old notes you are not entitled to appraisal or dissenters’ rights under Delaware law, the indenture governing the old notes or the indenture that will govern the new notes. See “The Exchange Offer — Terms of the Exchange Offer — No Appraisal or Dissenters’ Rights” for more information.

The New Notes
      The new notes have the same financial terms and covenants as the old notes. In this document we sometimes refer to the old notes and the new notes together as the “notes”. The terms of the new notes are as follows:

Issuer	CSC Holdings, Inc.

Securities Offered	$500,000,000 principal amount of 6 3/4% Series B Senior Notes due 2012.

Maturity	April 15, 2012.

Interest Rate	6 3/4% per year.

Interest Payment Dates	Interest on the old notes began accruing on April 6, 2004, the date we issued the old notes. Interest is payable on the old notes, and will be payable on the new notes, on April 15 and October 15 of each year. The first interest payment date for the new notes will be April 15, 2007.

Optional Redemption	We may redeem some or all of the notes at any time at a make-whole redemption price. See “Description of the New Notes — Optional Redemption” below.

Ranking	The new notes will be senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The new notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries.

As of December 31, 2006:

• CSC Holdings and our Restricted Subsidiaries had approximately $4.5 billion in borrowings under our credit facilities, $4.2 billion of senior unsecured indebtedness, $0.3 million of capitalized leases, $18.8 million of notes payable and $133.9 million in cash;

• Our Restricted Subsidiaries had no debt or capital leases but, in accordance with the terms of our credit facility, certain of our subsidiaries are guarantors of borrowings thereunder; and

• Our Unrestricted Subsidiaries had approximately $1.37 billion of indebtedness and capitalized leases and $921.6 million of collateralized indebtedness related to monetization activity.

The foregoing amounts do not include trade payables of our subsidiaries to which the notes are effectively subordinated.

Restrictions	The indenture for the notes, among other things, contains restrictions on our ability and the ability of our Restricted Subsidiaries to:

• incur additional indebtedness,

• make certain dividend payments or payments to redeem or retire capital stock,

• invest in unrestricted subsidiaries or affiliates,

• engage in certain transactions with affiliates,

• incur liens, and

• merge or consolidate with or transfer all or substantially all of our assets to another entity.

These covenants are described in greater detail under “Description of the New Notes” below. These covenants are subject to important exceptions and qualifications, which are also described under “Description of the New Notes” below.
Ratio of Earnings to Fixed Charge
      The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Years Ended December 31,

	Pro forma
	2006	2006	2005	2004	2003	2002

	(dollars in thousands)
Ratio of earnings to fixed charges	—	—	—	—	—	—

Deficiency of earnings available to cover fixed charges	$(195,025)	$(136,244)	$(76,334)	$(537,447)	$(97,119)	$(307,626)

Unaudited Pro Forma Consolidated Financial Information
      Assuming the proceeds from the $1.0 billion term A-1 credit facility entered into on February 24, 2006, the $400 million term A-2 facility entered into on February 24, 2006 (that was subsequently repaid in full with the proceeds of the term B facility) and the $3.5 billion term B facility entered into on March 29, 2006, collectively the “New Credit Facility,” were received on January 1, 2006 and were used to repay our previous credit facility that was scheduled to mature in June 2006 and to make a $2.96 billion distribution to Cablevision on January 1, 2006, the Company’s net interest expense for the year ended December 31, 2006 would have increased by approximately $58.0 million (including the impact on interest income).

RISK FACTORS
      You should consider carefully the risk factors described below, together with the other matters described in this document or incorporated by reference, including under “Risk Factors” in our Form 10-K, before deciding to exchange your old notes for new notes. The risk factors below and in our Form 10-K apply to both the old notes and the new notes.
Risk Factors Relating to the Notes

The new notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries and our ability to meet our obligations under our indebtedness and preferred stock may be restricted by limitations on our subsidiaries’ ability to send us funds.
      We are a holding company whose assets consist primarily of investments in subsidiaries. Our principal subsidiaries include various entities that own cable television systems or own interests in programming networks. Our ability to pay interest on and repay principal of our indebtedness is dependent primarily upon the operations of our subsidiaries and the distribution or other payment of the cash they generate to us in the form of dividends, loans or advances.
      Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. One of our Unrestricted Subsidiaries, Rainbow National Services LLC, is a party to a credit agreement and indentures that contain various financial and operating covenants that restrict the payment of dividends or other distributions.
      In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries prior to any of our claims as a stockholder. Consequently, creditors of that subsidiary are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of such subsidiary, our claims would be subordinated to any security interest in the assets of such subsidiary and/or any indebtedness of such subsidiary senior to that held by us.
      As of December 31, 2006:

•	CSC Holdings and our Restricted Subsidiaries had approximately $4.5 billion in borrowings under our credit facilities, $4.2 billion of senior unsecured indebtedness, $0.3 million of capitalized leases, $18.8 million of notes payable and $133.9 million in cash;

•	our Restricted Subsidiaries had no debt or capital leases but, in accordance with the terms of our credit facility, certain of the subsidiaries are guarantors of borrowings thereunder; and

•	our Unrestricted Subsidiaries had approximately $1.37 billion of indebtedness and capitalized leases and $921.6 million of collateralized indebtedness reflecting monetization activity.
      The foregoing amounts do not include trade payables of our subsidiaries to which the notes are also effectively subordinated.

If you do not participate in the exchange offer, it may be harder for you to resell and transfer your old notes.
      The old notes were not registered under the Securities Act or under the securities laws of any state. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes by this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register your old notes under the Securities Act.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the new notes as described in this document. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes will not result in any change in our indebtedness.
      We used the cash proceeds from the issuance of the old notes, together with the proceeds of other concurrent issuances of our indebtedness and indebtedness of Cablevision, in April 2004 to repay a portion of the borrowings under our old credit facility, which was repaid in full in February 2006, and to redeem two series of our senior subordinated debentures and our Series H and Series M Preferred Stock in May 2004.

CSC HOLDINGS, INC.
      We are the fifth largest operator of cable television systems in the United States, based on the number of basic video subscribers, with approximately 3.1 million basic video subscribers as of December 31, 2006 in and around the New York City metropolitan area. As of December 31, 2006 we also served approximately 2.0 million high speed data customers, and we provided our Optimum Voice, Voice over Internet Protocol technology, services to approximately 1.2 million customers. Through Lightpath, our wholly-owned subsidiary, we provide telephone service and high speed Internet access to the business market in and around the New York metropolitan area. We also have ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in the Madison Square Garden sports and entertainment business, also known as “MSG”.
      For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes our video and high-speed data service operations and our residential voice services operations, as well as our commercial telephone and high speed data service throughout the New York metropolitan area.
      Our Unrestricted Group includes primarily:

•	Rainbow Media Holdings, our wholly-owned subsidiary that conducts our programming and entertainment activities and includes Rainbow National Services LLC and its subsidiaries (AMC, IFC and WE tv (formerly WE: Women’s Entertainment)), fuse and VOOM HD Networks and regional programming businesses and investments including Fox Sports Net Bay Area, Fox Sports Net New England and News 12 Networks, a regional news business in the New York City metropolitan area.

•	Madison Square Garden, which owns and operates, among other things, the Madison Square Garden Arena and the adjoining theater at Madison Square Garden, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the New York Liberty professional women’s basketball team, the Hartford Wolf Pack professional hockey team, the regional sports programming networks Madison Square Garden Network and Fox Sports Net New York, and MSG Entertainment (which operates Radio City Music Hall and the Beacon Theater in New York City under long-term leases).

•	Rainbow Advertising Sales Corporation, which sells advertising time on behalf of our cable television systems, certain of Rainbow Media Holdings’ programming networks and some unaffiliated cable television systems;

•	CCG Holdings, doing business as Clearview Cinemas;

•	PVI Virtual Media Services LLC, which markets a real time video insertion system that places computer generated electronic images into telecasts of sporting events and other programming, and

•	our shares of common stock of Comcast Corporation, Charter Communications, Inc., General Electric Company, and Leapfrog Enterprises, Inc., which have been monetized through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective stock.
      Our Restricted Group and Rainbow National Services and its subsidiaries are individually and separately financed. The indebtedness of each entity in our Unrestricted Group is non-recourse to us, except that in the Charter Communications, General Electric and Comcast monetization transactions, we provided guarantees of the subsidiaries’ ongoing interest expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). In the event of an early termination of any of these contracts, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of December 31, 2006, this settlement amount totaled $2.2 million.
      Certain subsidiaries of Rainbow Media Holdings have debt financings that are, as to the assets of Rainbow Media Holdings and such subsidiaries, structurally senior to the old notes and the new notes and our other future indebtedness. We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 9 to our consolidated financial statements in our Form 10-K, which is incorporated by reference herein, for a discussion of the financing of our subsidiaries and certain other matters. See “Incorporation of Certain Documents By Reference”.

THE EXCHANGE OFFER
Why We are Offering to Exchange Your Old Notes for New Notes
      We originally sold the outstanding 6 3/4% Senior Notes due 2012 on April 6, 2004, in a transaction exempt from the registration requirements of the Securities Act, Citigroup Global Markets, Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Credit Lyonnais Securities (USA) Inc. and Harris Nesbitt Corp. as the initial purchasers, then resold the notes to qualified institutional buyers under Rule 144A and to persons in offshore transactions under Regulation S under the Securities Act. As of the date of this document, $500 million aggregate principal amount of old notes is outstanding.
      As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

(1) file an exchange offer registration statement under the Securities Act with the SEC
                and

(2) use our commercially reasonable best efforts to:

•	cause the exchange offer registration statement to be declared effective under the Securities Act by April 6, 2005,
                  and

•	keep the exchange offer open for no less than 30 days,
                  and

•	consummate the exchange 30-40 days after notice of the exchange is mailed to holders of old notes.
      We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the exchange offer expires.
      The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully.
      We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this document is a part. We intend to satisfy some of our obligations under the registration rights agreement with the registration statement.
Terms of the Exchange Offer
      Timing of the Exchange Offer. Pursuant to a prospectus dated July 18, 2006, we previously offered and are now hereby continuing to offer the new notes in exchange for your old notes. We will keep the exchange offer open for at least 30 days from the date of this prospectus, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.
      You May Tender Your Old Notes Only in Multiples of $1,000. On the terms and subject to the conditions in this document and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on                                2007. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, you may tender old notes only in multiples of $1,000.

      Form and Terms of the New Notes. The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes,

•	the new notes will be registered under the Securities Act and will not have legends restricting their transfer,

•	the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described under “Liquidated Damages” below and

•	holders of the new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.
      The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes. We will treat both series of notes as a single class of debt securities under the indenture.
      Who will Receive this Document. We will mail this document and the letter of transmittal to all registered holders of the old notes as of July 17, 2006.
      No Appraisal or Dissenters’ Rights. In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC related to exchange offers.
      Acceptance of Tendered Old Notes. We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to The Bank of New York, as the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.
      If we do not accept your old notes tendered for exchange because:

•	you invalidly tendered your old notes
        or

•	some other events specified in this document have occurred
        or

•	you submitted your old notes for a greater principal amount than you wanted to exchange, we will return the certificates for the unaccepted old notes, without expense, to you. If you tender old notes by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with The Depository Trust Company as soon as possible after the expiration date of the exchange offer.
Expiration Date
      THE EXCHANGE OFFER WILL EXPIRE at 5:00 p.m., New York City time, on                                , 2007, unless we extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date is the latest date and time to which we extend the exchange offer.

We Can Amend or Extend the Exchange Offer
      We can extend the exchange offer. To do so we must:

•	notify the exchange agent of any extension either orally or in writing
        and

•	make an announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.
      We also reserve the right to:

•	delay accepting any old notes
        or

•	terminate the exchange offer and refuse to accept any old notes not previously accepted if any of the conditions described below under “How to Tender Your Old Notes — Conditions” shall have occurred or exists and has not been satisfied or waived prior to the expiration of the exchange offer.
If we delay, extend or terminate the exchange offer, we must give oral or written notice to the exchange agent.
      We may also amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes.
      We do not have to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to the Dow Jones News Service.
Interest on the New Notes
      Interest is payable on the old notes, and will be payable on the new notes, on April 15 and October 15 of each year. The new notes will accrue interest on the same terms as the old notes, at the rate of 6 3/4% per year from the last maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange, you will waive your right to receive any payment in respect of interest on your old notes accrued from the last maturity date of any interest installment on which interest was paid to the date the new notes are issued. Thus, if you exchange your old notes for new notes you will receive the same interest payment on April 15, 2007, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.
Resale of the New Notes
      We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the representations set forth in the letter of transmittal, described in “How To Tender Your Old Notes — Representations on Tendering Old Notes”. If you intend to participate in a distribution of the new notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of CSC Holdings as defined in Rule 405 under the Securities Act. You must represent to us in the letter of transmittal accompanying this document that you meet these conditions exempting you from the registration requirements.
      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
      A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. A broker-dealer may use this prospectus to resell any of its new notes. We agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 90 days after the last exchange date. See “Plan of Distribution” below for more information regarding broker-dealers.
Shelf Registration Statement
      We agreed to file a shelf registration statement with the SEC if:

(1) applicable law or SEC policy does not permit the exchange offer
                or

(2) the exchange offer was not completed by May 11, 2005.
      The shelf registration statement would register the old notes for public resale. We agreed to use our best efforts to cause the shelf registration statement to become effective and to keep the shelf registration statement effective until April 6, 2006.
Liquidated Damages
      We have to pay higher annual interest on the notes because:

•	the exchange offer was not consummated by May 11, 2005
        nor

•	was a shelf registration statement declared effective by May 11, 2005.
      As a result, the interest rate increased as follows:

		Interest Rate	Maximum Interest
Event		Increase	Rate Increase

The exchange offer was not consummated and a shelf registration statement was not declared effective by May 11, 2005	—	1/4% per year each day for the first 90 days after May 11, 2005 that the exchange offer is not completed or a shelf registration statement is not declared effective	1/2% per year
	—	An additional1/4% per year each day at the beginning of each subsequent 90-day period that the exchange offer is not completed or a shelf registration statement is not declared effective
      The interest rate will be reduced to the original rate once:

•	we consummate the exchange offer
        or

•	a shelf registration statement is declared effective.

HOW TO TENDER YOUR OLD NOTES
Procedures for Tendering
      If you wish to participate in the exchange offer and you have not already validly tendered your old notes in accordance with the procedures set out in the prospectus dated July 18, 2006, then in order to tender your old notes in the exchange offer, you must do the following:

•	properly complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

•	if the letter of transmittal so requires, have the signatures on the letter of transmittal or facsimile of the letter of transmittal guaranteed and

•	mail or otherwise deliver the letter of transmittal, or facsimile, together with your old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
      If you have already tendered your old notes in accordance with the procedures set out in the prospectus dated July 18, 2006, unless you withdraw this tender in accordance with the procedures set forth below under “Withdrawal of Tenders”, your tender will be deemed a tender pursuant to this prospectus.
      In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.
      You may also deliver your old notes by using the book-entry transfer procedures described below. DTC authorizes its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should:

•	complete and sign the letter of transmittal or a manually signed facsimile of the letter,

•	have the signature on the letter of transmittal or facsimile of the letter of transmittal guaranteed if the instructions to the letter of transmittal so require,

•	mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure described under “Procedures for Tendering” above and

•	transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described below under “— Book-Entry Transfer”.
      You must follow all procedures to effect a valid tender. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
      By tendering, you will make the representations described under the heading “Representations on Tendering Old Notes”. In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution”.
      Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this document and in the letter of transmittal.
      You have the sole risk of the method you choose to have the old notes and the letter of transmittal and all other required documents delivered to the exchange agent.
      As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal, old notes or book-entry confirmation should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

Beneficial Owners
      If you hold old notes and your old notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender on your behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.
      If you hold old notes that are registered as described above and you want to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.
Signatures on Letter of Transmittal
      Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

•	for the account of an eligible guarantor institution.
      An “eligible guarantor institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the U.S. or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
      If a person other than the registered holder of any old notes listed in the letter of transmittal signed the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize this person to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.
      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or bond powers, these persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.
Book-Entry Transfer
      Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the exchange agent must receive an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee or an agent’s message and all other required documents at its address listed below under “Exchange Agent” on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE
EXCHANGE AGENT
      The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant,

•	that the participant has received, and agrees to be bound by, the terms of the letter of transmittal and

•	that we may enforce this agreement against the participant.
      Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below in this document are true and correct.
Acceptance of Tendered Notes
      We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes. We reserve the absolute right:

•	to reject any and all old notes not properly tendered,

•	to reject any old notes if our acceptance would, in the opinion of our counsel, be unlawful and

•	to waive any irregularities or conditions of tender as to particular old notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. We will not deem a tender of an old note to have been made until the defects or irregularities mentioned above have been cured or waived.
      The exchange agent will return to the tendering holders any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, unless otherwise provided in the letter of transmittal, as soon as practicable after the exchange offer expires.
Representations on Tendering Old Notes
      By surrendering old notes in the exchange offer, you will be telling us that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of CSC Holdings,

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer,

•	you have full power and authority to tender, sell, assign and transfer the old notes tendered,

•	we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.

      If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.
Guaranteed Delivery Procedures
      If you have not already validly tendered your old notes in accordance with the procedures set out in the prospectus dated July 18, 2006 and you now wish to tender your old notes but:

•	you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date,

•	you cannot complete the procedure for book-entry transfer before the expiration date or

•	your old notes are not immediately available in order for you to meet the expiration date deadline, then you may participate in the exchange offer if:

(1) the tender is made through an eligible institution,

(2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered,

•	a statement that the tender is being made thereby and

•	a guarantee that, within five business days after the expiration date, the eligible guarantor institution will deposit the letter of transmittal or facsimiles of the letter of transmittal, together with the certificate or certificates representing the old notes in proper form for transfer or an agent’s message and a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent and

(3) the exchange agent receives, within five business days after the expiration date:

•	a properly completed and executed letter of transmittal or facsimile or an agent’s message in the case of a book-entry transfer,

•	the certificate or certificates representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility, and

•	all other documents required by the letter of transmittal.
Withdrawal of Tenders
      Except as otherwise provided in this document, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the business day immediately preceding the date the exchange offer expires.
      To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “Exchange Agent” before 5:00 p.m., New

York City time, on the business day immediately preceding the expiration date. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.
      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes unless the old notes withdrawn in this manner are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under “Procedures for Tendering” at any time before the expiration date.
Conditions
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this document, if in our judgment, any of the conditions listed below has occurred or exists and has not been satisfied or waived prior to the expiration of the exchange offer:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer
        or

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.
      The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.
      If we determine in our reasonable discretion that we may terminate the exchange offer, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders
        or

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to the rights of holders to withdraw these old notes
        or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5-10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.
Exchange Agent
      We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct any questions, requests for assistance and requests for additional copies of this document or of the letter of transmittal to The Bank of New York, as follows:
By Mail, Hand or Overnight Courier:
The Bank of New York
Corporate Trust Operations
101 Barclay Street — 7E
New York, New York 10286
Attention: Mr. Kin Lau
Reorganization Unit
By Facsimile:
(212) 298-1915
Confirm by Telephone:
(212) 815-3750
      The Bank of New York is also the trustee under the indenture governing the notes.
Fees and Expenses
      We will pay the expenses of this exchange offer. We are making the principal solicitation for tenders of old notes by mail. Our officers and regular employees, however, may make additional solicitation by telegraph, facsimile, e-mail, telephone or in person. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in forwarding copies of this document, letters of transmittal and related documents to beneficial holders of the old notes.
      We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the notes will pay the amount of any transfer taxes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, we will bill you directly for the amount of those transfer taxes.
Accounting Treatment
      We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes.

Voluntary Participation
      You Do Not Have to Participate in the Exchange Offer. You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer. See “Risk Factors — Risk Factors Relating to the Notes — If you do not participate in the exchange offer, it may be harder for you to resell and transfer your old notes” for more information about the risks of not participating in the exchange offer.
Consequences of Failure to Exchange
      If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may resell your old notes that are not exchanged only:

•	to us, on redemption of notes or otherwise,

•	so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act,

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act, or

•	under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.
Regulatory Approvals
      We do not have to comply with any federal or state regulatory requirements and we do not have to obtain any approvals in connection with the exchange offer.
DESCRIPTION OF THE NEW NOTES
      We issued the old notes, and will issue the new notes, under the indenture, dated as of April 6, 2004, between us and The Bank of New York, as trustee. The following description of the material provisions of the indenture is only a summary. It does not set out the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
      In this section, the terms “we”, “us” and “our” refer to CSC Holdings, Inc. and not to any of the subsidiaries. The definitions of some capitalized terms used in the following summary are set forth below under “Certain Definitions”.
      We will consider the old notes and the new notes collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.
General
      The new notes will mature on April 15, 2012, will initially be limited to an aggregate principal amount of $500,000,000 and will be our senior unsecured obligations. The new notes will bear interest at the rate of 6 3/4% per year from April 6, 2004 or from the most recent interest payment date to which interest has been paid, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2007, to the person in whose name the note is registered at the close of business on April 1 and October 1, as the case may be, next preceding the interest payment date. Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      Principal of and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 101 Barclay Street, 21st Floor, New York, New York 10286. The new notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the new notes, except for any tax or other governmental charge that may be imposed in connection therewith.
      The indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the new notes protection in the event of a highly leveraged or similar transaction, other than as described below under “— Certain Covenants — Limitation on Indebtedness”.
Issuance of Additional New Notes
      We may, without the consent of the holders of new notes, increase the principal amount of the new notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and accrued interest prior to the issue date of the additional notes, and with the same CUSIP number as the new notes. The new notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes of the indenture. No additional notes may be issued if any event of default has occurred and is continuing.
Optional Redemption
      The new notes may be redeemed at our option in whole or in part at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes to be redeemed; or

•	as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 50 basis points plus, in each case, accrued and unpaid interest to the redemption date.
      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.
      “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
      We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the new notes, it is the practice of DTC to determine by lot the amount of new notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the new notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.
      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions of the notes called for redemption.
Sinking Fund
      The new notes will not be entitled to the benefits of a sinking fund.
Ranking
      The old notes are, and the new notes will be, senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. All of the secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, certain of our Restricted Subsidiaries have guaranteed our indebtedness under its credit facility, but these subsidiaries will not be guarantors of the new notes.
      As of December 31, 2006:

•	CSC Holdings and our Restricted Subsidiaries had approximately $4.5 billion in borrowings under our credit facilities, $4.2 billion of senior unsecured indebtedness, $0.3 million of capitalized leases, $18.8 million of notes payable and $133.9 million in cash;

•	our Restricted Subsidiaries had no debt or capital leases but, in accordance with the terms of our credit facility, certain of the subsidiaries are guarantors of borrowings thereunder; and

•	our Unrestricted Subsidiaries had approximately $1.37 billion of indebtedness and capitalized leases and $921.6 million of collateralized indebtedness reflecting monetization activity.
      The foregoing amounts do not include trade payables of our subsidiaries to which the new notes are effectively subordinated.
Certain Definitions
      The following definitions are applicable to the indenture relating to the old notes and the new notes. You should read the indenture for the full definition of all these terms.
      “Acquired Indebtedness” means Indebtedness of a person (a) existing at the time such person is merged with or into CSC Holdings or a subsidiary or becomes a subsidiary or (b) assumed in connection with the acquisition of assets from such person.
      “Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Annualized Operating Cash Flow” means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.
      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.
      “Capitalized Lease Obligation” means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.
      “Cash Flow Ratio” means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of CSC Holdings and the Restricted Subsidiaries determined on a consolidated basis, but excluding all Interest Swap Obligations entered into by CSC Holdings or any Restricted Subsidiary and one of the lenders under our credit facility outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.
      “Consolidated Net Tangible Assets” of any person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.
      “Cumulative Cash Flow Credit” means the sum of:

•	cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

•	the aggregate net proceeds received by CSC Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

•	the aggregate net proceeds received by CSC Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of CSC Holdings or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of CSC Holdings.
      For purposes of this definition, the net proceeds in property other than cash received by CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of such property (as determined by our board of directors, whose good faith determination will be conclusive) at the date of receipt by CSC Holdings.
      “Cumulative Interest Expense” means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of CSC Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.
      “Debt” with respect to any person means, without duplication, any liability, whether or not contingent:

•	in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond,

•	representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,

•	under Interest Swap Agreements (as defined in our credit facility) entered into pursuant to our credit facility,

•	under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP), or

•	guarantees of items of other persons which would be included within this definition for such other persons, whether or not the guarantee would appear on such balance sheet.
      “Debt” does not include:

•	Disqualified Stock,

•	any liability for federal, state, local or other taxes owed or owing by such person, or

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities.
      “Disqualified Stock” means any capital stock of CSC Holdings or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes.
      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which were in effect as of August 15, 1997.
      “Indebtedness” with respect to any person means the Debt of such person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition) and for purposes of the definition of “Event of Default”, the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.
      “Interest Swap Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount.
      “Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of CSC Holdings, provided that (a) the term “Investment” will not include any transaction that would otherwise constitute an Investment of CSC Holdings or a subsidiary of CSC Holdings to the extent that the consideration provided by CSC Holdings or such subsidiary in connection therewith consists of capital stock of CSC Holdings (other than Disqualified Stock) and (b) the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.
      “Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A person will be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.
      “Mandatorily Redeemable Preferred Stock” means CSC Holdings’ Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any series of preferred stock of CSC Holdings issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.
      “Operating Cash Flow” means, for any period, the sum of the following for CSC Holdings and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture): (a) aggregate operating revenues minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of CSC Holdings or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of CSC Holdings’ employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by CSC Holdings or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there will be excluded all management fees until actually paid to CSC Holdings or any Restricted Subsidiary in cash.
      “Permitted Liens” means the following types of Liens:

•	Liens existing on the issuance date of the old notes,

•	Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by CSC Holdings or a Restricted Subsidiary, or both, of Indebtedness of such entity,

•	Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary,

•	Liens on shares of the capital stock of a subsidiary of CSC Holdings securing Indebtedness under the credit facility of CSC Holdings or any renewal of or replacement of its credit facility,

•	Liens granted in favor of CSC Holdings or any Restricted Subsidiary,

•	Liens securing the notes,

•	Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by CSC Holdings or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of CSC Holdings or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness,

•	Liens securing Interest Swap Obligations or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System,

•	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of CSC Holdings or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings,

•	Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings,

•	zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of CSC Holdings or any of its Restricted Subsidiaries,

•	Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired,

•	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation,

•	Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business,

•	Leases under which CSC Holdings or any Restricted Subsidiary is the lessee or the lessor,

•	purchase money mortgages or other purchase money liens (including without limitation any Capital Lease Obligations) upon any fixed or capital assets acquired after the issuance date of the notes, or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of CSC Holdings or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only,

•	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

•	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of CSC Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off,

•	Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause (and successive refinancings thereof), may not exceed 15% of CSC Holdings’ Consolidated Net Tangible Assets as of the last day of CSC Holdings’ most recently completed fiscal year for which financial information is available, and

•	any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.
      “Receivables and Related Assets” means:

•	accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets,

•	equipment,

•	inventory, and

•	proceeds of all of the above.

      “Refinancing Indebtedness” means Indebtedness of CSC Holdings incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the notes, so long as any such new Indebtedness (a) is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and (b) does not (i) have an Average Life less than the Average Life of the Indebtedness being refinanced, (ii) have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.
      “Restricted Payment” means:

•	any Stock Payment by CSC Holdings or a Restricted Subsidiary,

•	any direct or indirect payment by CSC Holdings or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of CSC Holdings that is subordinate in right of payment to the notes; provided, however, that any direct or indirect payment by CSC Holdings or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of CSC Holdings that is subordinate in right of payment to the notes will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of CSC Holdings and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings or (y) any source of funds other than the incurrence of Indebtedness, or

•	any direct or indirect payment by CSC Holdings or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; provided, however, that the redemption, purchase, defeasance or other acquisition or retirement of Mandatorily Redeemable Preferred Stock at its mandatory redemption or other maturity date will not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of the notes of the relevant series.
      Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to CSC Holdings or any other Restricted Subsidiary or (b) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.
      “Restricted Subsidiary” means any subsidiary of CSC Holdings, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by CSC Holdings as a “Restricted Subsidiary”; provided, however, that no subsidiary that is not a Securitization Subsidiary can be or remain so designated unless (a) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by CSC Holdings or another Restricted Subsidiary and (b) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

•	paying dividends or making any distribution on such subsidiary’s capital stock or other equity securities or paying any Indebtedness owed to CSC Holdings or to any Restricted Subsidiary,

•	making any loans or advances to CSC Holdings or any Restricted Subsidiary or

•	transferring any of its properties or assets to CSC Holdings or any Restricted Subsidiary
(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that CSC Holdings may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.
      “Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to CSC Holdings or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets) and (b) none of CSC Holdings or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.
      “Senior Indebtedness” means, with respect to any person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such person; provided that Senior Indebtedness will not include:

•	any Indebtedness of such person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the notes,

•	any guarantee of Indebtedness of any subsidiary of such person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary,

•	any obligation of such person to any subsidiary of such person or, in the case of a Restricted Subsidiary, to CSC Holdings or any other subsidiary of CSC Holdings, or

•	any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person.
      “Stock Payment” means, with respect to any person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such person), or the making by such person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.
      “Unrestricted Subsidiary” means any subsidiary of CSC Holdings that is not a Restricted Subsidiary.
Certain Covenants
      The indenture contains, among others, the following covenants:
      Limitation on Indebtedness. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of CSC Holdings and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.
      At December 31, 2006, the Cash Flow Ratio was 5.3 to 1.0.

      Limitation on Restricted Payments. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment or (2) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 1988 would exceed the sum of:

(a) $25,000,000, plus

(b) an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.
      For purposes of this “Limitation on Restricted Payments” covenant, the amount of any Restricted Payment, if other than cash, will be based upon fair market value as determined by our board of directors, whose good faith determination will be conclusive.
      The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions, and (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clause (2) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.
      For the purposes of the provisions above, the net proceeds from the issuance of shares of CSC Holdings’ capital stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, CSC Holdings receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive). If CSC Holdings makes a Restricted Payment which, at the time of the making of such Restricted Payment, would be in CSC Holdings’ good faith determination permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to CSC Holdings’ financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.
      Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) make any Investment or (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.
      The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date hereof or trade credit extended on usual and customary terms in the ordinary course of business.
      Transactions with Affiliates. The indenture provides that CSC Holdings will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of CSC Holdings that is not a subsidiary of CSC Holdings, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless CSC Holdings’ board of directors or any authorized committee of CSC Holdings’ board of directors makes a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to CSC Holdings or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under “— Limitation on Restricted Payments”.
      Limitation on Liens. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the notes are equally and ratably secured.
Consolidation, Merger and Sale of Assets
      CSC Holdings may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless: (1) the person formed by or surviving any such consolidation or merger (if other than CSC Holdings) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of CSC Holdings under the notes and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (3) immediately after such transaction, and after giving effect thereto, the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.
Events of Default
      The following are Events of Default with respect to the notes under the indenture:

(1) default for 30 days in payment of interest on the notes,

(2) default in payment of principal of the notes at maturity, upon acceleration or otherwise,

(3) failure to comply with any other covenant or agreement of CSC Holdings under the indenture, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture,

(4) default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by CSC Holdings or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which CSC Holdings or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which CSC Holdings or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness,

(5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against CSC Holdings or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and

(6) certain events of bankruptcy, insolvency or reorganization.
      If an Event of Default (other than as specified in (6) above) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes, by written notice to

CSC Holdings (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the notes to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable ten days after receipt by CSC Holdings of such written notice. No action on the part of the trustee or any holder of the notes is required for such acceleration if an Event of Default specified in (6) above has occurred and is continuing.
      The holders of at least a majority in principal amount of the notes may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the notes which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
      A declaration of acceleration by holders because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the notes and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the notes also have the right to waive certain past defaults under the indenture.
      No holder of any security issued under the indenture has any right to institute any proceeding with respect to any notes, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute such proceeding as the trustee under the indenture, and (3) the trustee has not received from the holders of a majority in principal amount of the outstanding notes issued under the indenture a direction inconsistent with such request and the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after the respective due dates expressed in such security.
      During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.
      CSC Holdings is required to furnish to the trustee an annual statement as to the performance by CSC Holdings of its obligations under the indenture and as to any default in such performance.
Defeasance
      CSC Holdings at any time may terminate all of its obligations with respect to the notes (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of the notes. CSC Holdings may also at any time terminate its obligations under the covenants set forth in the indenture, which are described under “— Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default (“covenant defeasance”).
      In order to exercise either defeasance or covenant defeasance, (1) CSC Holdings must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the notes being defeased to redemption or maturity (the “Defeasance Trust”), (2) CSC Holdings must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) CSC Holdings must comply with certain other conditions.
Satisfaction and Discharge of the Indenture and the Notes
      The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation and CSC Holdings has paid all sums payable by it under the indenture or (2) all such notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, and CSC Holdings has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of deposit (if such notes are then due and payable) or to the maturity date, and CSC Holdings has paid all other sums payable by it under the indenture.
Modification and Waiver
      Modifications and amendments of the indenture or of notes issued thereunder may be made by CSC Holdings and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note issued thereunder,

•	change the stated maturity of the principal of, or any installment of interest on, a note,

•	reduce the principal amount of or interest on a note,

•	change the coin or currency in which a note or the interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to a note after the stated maturity,

•	reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults, or

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby.
      The holders of a majority in aggregate principal amount of the notes issued under the indenture may waive compliance with certain restrictive covenants and provisions of the indenture.
Regarding the Trustee
      The Bank of New York is the trustee under the indenture and the indentures relating to our existing senior indebtedness and senior subordinated indebtedness. The Bank of New York is a party to certain credit facilities with us and our subsidiaries, including our credit facility. The Bank of New York may also maintain other banking arrangements with us in the ordinary course of business.

Book-Entry Delivery and Form
      The certificates representing the notes will be issued in fully registered form, without coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee, in the form of one or more global certificates.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not recognize gain or loss upon the exchange of your old notes for new notes. In addition, your basis and holding period in the new notes will be the same as your basis and holding period in the old notes exchanged therefor.
      If you are considering exchanging your old notes for new notes, you should consult your own tax advisors concerning the tax consequences of the exchange arising under state, local or foreign laws.

PLAN OF DISTRIBUTION
      If you want to participate in the exchange offer you must represent, among other things, that:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of CSC Holdings; and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes issued in the exchange offer.
      If you are unable to make the above representations you are a “restricted holder”. A restricted holder will not be able to participate in the exchange offer and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirement of the Securities Act.
      If you are a broker-dealer who holds old notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange old notes by the exchange offer. As a broker-dealer, you may be deemed to be an “underwriter” within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes you receive in the exchange offer.
      Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. We have agreed that, for a period of up to 90 days after the last exchange date, we will use our best efforts to

•	keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities,

•	ensure that the exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time; and

•	make this prospectus available to participating broker-dealers for use in connection with any resale.
During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.
      Based on interpretations by the staff of the SEC, we believe that new notes issued by the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes or

•	a combination of methods of resale.
      The new notes may be sold from time to time:

•	at market prices prevailing at the time of resale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any new notes.
      Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.
VALIDITY OF THE NEW NOTES
      The validity of the new notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
      The consolidated financial statements and schedule of CSC Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the SEC at 100 F Street, N.E., Washington D.C. 20549 and copies of this material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like CSC Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We hereby incorporate by reference into this document the following documents or information filed with the SEC:

Commission Filings	Period Covered or Date Filed

Annual Report on Form 10-K, filed on February 28, 2007 (our “Form 10-K”)	Fiscal year ended December 31, 2006
Proxy Statement of Cablevision Systems Corporation	Filed on April 28, 2006
Current Reports on Form 8-K	Filed on January 17, 2007 and February 20, 2007
      Information furnished under Items 2.02 or 7.01 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.
      This prospectus also incorporates by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements.
      Any statement contained herein or in any document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.
      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. Neither the making of the exchange offer pursuant to this document nor the acceptance of old notes for tender or exchange pursuant thereto shall under any circumstances create any implication that there has been no change in the affairs of CSC Holdings, Inc. since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
      Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for old notes pursuant to the exchange offer must deliver a copy of this prospectus in connection with any resale of new notes.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20.     Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
      The first paragraph of Article Ninth of CSC Holdings’ Amended and Restated Certificate of Incorporation provides:

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
      Article VIII of the By-Laws of CSC Holdings provides:

A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only on receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      CSC Holdings has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. CSC Holdings maintains directors’ and officers’ liability insurance.
      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of CSC Holdings’ Certificate of Incorporation provides for such limitation of liability.

ITEM 21.	Exhibits and Financial Statement Schedules.
      (A) Exhibits

Exhibits	Description

3.1	Certificate of Incorporation and two Certificates of Amendment of the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibits 3.3, 3.5 and 3.6 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 31, 2006).
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 31, 2006).
4.1	Registration Rights Agreement, dated April 6, 2004, between the Registrant and Citigroup Global Markets Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Credit Lyonnais Securities (USA) Inc. and Harris Nesbitt Corp.**
4.2	Indenture dated as of April 6, 2004, between the Company and The Bank of New York, as trustee.**
4.3	Form of New Note (included in Exhibit 4.2).**
5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the 6 3/4% Series B Senior Notes being registered.**
8.1	Opinion of Sullivan & Cromwell LLP regarding tax matters.**
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP.*
23.2	Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**
24.1	Power of Attorney.**
25.1	Statement of Eligibility of the Trustee.**

Exhibits	Description

99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Exchange Agent Agreement.**

*	Filed herewith.

**	Previously filed.
      (B) Financial Statement Schedules
      All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Registration Statement/Prospectus.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430(B):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430(B) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than the registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under The Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, the State of New York, on this 12th day of March, 2007.

CSC Holdings, Inc.

By:	/s/ Michael P. Huseby

Name: Michael P. Huseby

Title:	Executive Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on March 12, 2007.

Signature	Title

* James L. Dolan	Chief Executive Officer, President and Director (Principal Executive Officer)

* Michael P. Huseby	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Wm. Keith Harper	Senior Vice President and Controller (Principal Accounting Officer)

* Charles F. Dolan	Chairman of the Board of Directors

* Rand Araskog	Director

* Frank Biondi	Director

Grover C. Brown	Director

Zachary W. Carter	Director

* Marianne Dolan Weber	Director

* Patrick F. Dolan	Director

Signature	Title

* Charles D. Ferris	Director

* Richard H. Hochman	Director

* Victor Oristano	Director

* Thomas Reifenheiser	Director

* John R. Ryan	Director

* Brian Sweeney	Director

* Vincent Tese	Director

* Leonard Tow	Director

*By: /s/ Michael P. Huseby Michael P. Huseby, as Attorney-in-Fact

INDEX TO EXHIBITS
      Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.

Exhibits	Description

3.1	Certificate of Incorporation and two Certificates of Amendment of the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibits 3.3, 3.5 and 3.6 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 31, 2006).
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 31, 2006).
4.1	Registration Rights Agreement, dated April 6, 2004, between the Registrant and Citigroup Global Markets Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Credit Lyonnais Securities (USA) Inc. and Harris Nesbitt Corp.**
4.2	Indenture dated as of April 6, 2004, between the Company and The Bank of New York, as trustee.**
4.3	Form of New Note (included in Exhibit 4.2).**
5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the 6 3/4% Series B Senior Notes being registered.**
8.1	Opinion of Sullivan & Cromwell LLP regarding tax matters.**
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP.*
23.2	Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**
24.1	Power of Attorney.**
25.1	Statement of Eligibility of the Trustee.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Exchange Agent Agreement.**

*	Filed herewith.

**	Previously filed.